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EXHIBIT NUMBER 11


RISCORP, Inc. and Subsidiaries
Statement Re Computation of Per Share Earnings
For The Three and Six Months Ended June 30, 1996

         (Unaudited)
(Dollars in Thousands Except Share and Per Share Amounts)

                                										Three Months Ended
										                                   June 30, 1996

Net Income						                                				$5,932

Weighted average common and common share equivalents outstanding:

   Average number of common shares outstanding  35,373,483

     Common stock equivalents - assumed exercise
        of stock options	                        2,089,239

	Weighted average common and
	  common share equivalents outstanding				     37,462,722

Earnings per share                        									$  0.16
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
									                                   	Six Months Ended
	                                             June 30, 1996

Net Income		                                								$8,990

Weighted average common  and common
 share equivalents outstanding:

   Average number of common shares outstanding		32,931,113

   Common stock equivalents - assumed
   exercise of stock options	            	       2,081,521

	Weighted average common and
	  common share equivalents outstanding				     35,012,634

Earnings per share                        									$  0.26
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